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                                                                   Exhibit 10.51

(BIOGEN IDEC LOGO)

Faheem Hasnain                                       Revised September 13, 2004
13420 Fremont Road
Los Altos, CA 94022

Dear Faheem:

This is a revised offer of employment and replaces any previous offer. I invite you to join our company as Sr. Vice President, Oncology Strategic Business Unit at a biweekly wage of $12,500 (which is equivalent to an annual wage of $325,000). This position will report directly to me in the Corporate Administration Department. Consistent with Biogen Idec's compensation policy, you will be eligible for a merit salary review at the end of the first quarter in 2005 with anticipated annual reviews thereafter. You will participate in Biogen Idec's Incentive Plan, targeted at 40% of your eligible base annual compensation. Your potential bonus will be pro-rated for the remainder of 2004.

Upon employment, you will receive $150,000 as a one-time cash bonus, which will be treated as a forgivable loan. The bonus will be forgiven equally over 78 biweekly pay periods. The forgiven amounts of your loan will be taxed as income. In the event you voluntarily terminate your employment or Biogen Idec terminates your employment for cause or poor performance prior to forgiveness of the entire loan, the unforgiven portion of the loan will become payable to Biogen Idec 30 days following the date your employment terminates.

Upon employment, Biogen Idec management will recommend to the Compensation and Management Development Committee of the Board of Directors that you be granted an option to purchase up to 25,000 shares of the common stock of Biogen Idec Inc. Management will recommend an exercise price per share under the option equal to the closing sale prices as reported on the Nasdaq National Market on the date you commence employment. Management will recommend that the option will have a ten-year term and vest over a four-year period at the rate of 25% per year starting on the anniversary of your date of hire. If approved by the Committee, the actual terms of the stock option will be communicated to you in a separate stock option agreement or notice of grant.

Upon employment, Biogen Idec management also will recommend to the Compensation and Management Development Committee of the Board of Directors that you be granted 10,000 shares of the common stock of Biogen Idec Inc. Management will recommend that these shares be subject to restrictions on transfer and disposition and that the restrictions lapse on the third anniversary of your date of hire {three-year cliff vest). If approved by the Committee, the actual terms of the stock grant and related restrictions will be communicated to you in a separate notice of grant.

You will be able to choose from a menu of benefit options through our flexible benefits program. These benefits include group health care, life, dependent life, 401(k) savings plan, and disability insurance as well as two flexible spending accounts for eligible medical or dependent care expenses. You also will be entitled to 20 vacation days per year accrued on a monthly pro-rated basis. Visit Biogen Idec's benefits website (www.mybenergy.com; user ID = Cambridge, password = Biogen) to familiarize yourself with all Biogen Idec's benefits and HR guidelines.

STOCK OPTIONS: You have been designated as a "designated employee" for purposes of Biogen idec's 2003 Omnibus Equity Plan. If at any time within two years following a corporate transaction (as defined in this plan) your employment with Biogen Idec is terminated by Biogen Idec other than for cause (as defined in this plan), then each outstanding option or other security granted under this plan that is held by you will automatically accelerate so that the option or security immediately becomes fully exercisable and may be exercised for a period of one year following the termination of your employment or, if earlier, until the

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(BIOGEN IDEC LOGO)

expiration of the option or security. Please read this plan for more details about the rights of a designated employee in the event of a corporate transaction and any applicable limitations. The same arrangement applies to all outstanding stock options granted to you, under the Biogen, Inc. 1985 Non-Qualified Stock Option Plan and the IDEC Pharmaceuticals Corporation 1988 Stock Option Plan.

We encourage you to enter into a 10b5-1 trading plan. These types of plans, when executed according to applicable provisions, enable you to sell Biogen Idec securities on pre-specified conditions (e.g., when the price of a share of Biogen Idec common stock reaches a certain amount) and, therefore, allow you to sell outside quarterly "trading windows", whether or not you then possess material nonpubiic information. Biogen Idec will reimburse you for brokerage fees paid by you on sales of Biogen Idec securities pursuant to a 10b5-1 trading plan above those fees (i.e., fees above $0.06/share) that ordinarily would be paid on sales of Biogen Idec securities. (Please note that Smith Barney's fees for sales of Biogen Idec securities pursuant to a 10b5-1 trading plan are the same as for ordinary sales, $0.06/share.)

SUPPLEMENTAL SAVINGS PLAN: You are entitled to participate in Biogen Idec's Voluntary Executive Supplemental Savings Plan. This plan allows you to defer receipt, on a pretax basis, of your base salary and bonuses. Additional information on this plan can be found on the corporate intranet site.

LIFE INSURANCE: Biogen Idec will provide you with life insurance coverage equal to three times your base salary, subject to your successfully meeting the medical standards stated in the executive group term life insurance policy for US employees. Biogen Idec will pay the premiums for this insurance.

SEVERANCE: You will receive a severance benefit of at least nine months pay and coverage under Biogen Idec's group medical end dental insurance plans in the event your employment is terminated by Biogen Idec other than cause (as defined in the executive severance document attached to this letter). Your severance benefits are explained in greater detail in the executive severance document.

IRC 280G EXCISE TAXES: In the event of a change in control (as defined in Section 280g of the Internal Revenue Code), compensation paid to an executive as a result of the change in control may trigger a punitive excise tax in addition to ordinary income taxes on the compensation, depending on the amount of the compensation. Biogen Idec will reimburse you for excise tax penalties incurred by you pursuant to IRC Section 280g on compensation paid by Biogen Idec as a result of a change in control, including gains from the exercise of stock options and vesting of restricted shares and the reimbursement for such penalties.

TAX PREPARATION AND/OR FINANCIAL PLANNING: Biogen Idec will provide you with an allowance of up to $4,500 for use in the preparation of your Federal and/or state income taxes, for tax or financial planning, for estate planning (including preparation of personal wills), and for the purchase of tax preparation software.

RELOCATION BENEFITS: Biogen Idec will provide a relocation package to facilitate your move from Los Altos, California. Certain payments/reimbursements from Biogen Idec for relocation and housing will become taxable income to you. If you voluntarily terminate your employment or Biogen Idec terminates your employment for cause or poor performance, repayment will be required according to the following schedule: (i) if your employment terminates on or before the first anniversary of your date of hire, the full dollar amount of the relocation package, or (ii) if your employment terminates on or before the second anniversary of your date of hire, half of the dollar amount of the relocation package. The relocation benefits and payments will be provided to you after you sign an agreement that describes in more detail the relocation package and your repayment obligation. For job-related moves, payroll taxes will be withheld for all expenses that are not directly related to the move, which are defined as non-qualified moving expenses under State and Federal tax law. You wilt be responsible for all tax liabilities incurred for these non-qualified moving expenses.

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(BIOGEN IDEC LOGO)

Biogen Idec will provide a bridge loan of 85% of the equity on one of your two properties in Florida as chosen by you. The promissory note would state that upon the sale of your home in Florida the bridge loan would be deducted from your equity or that upon termination of employment you would repay the bridge loan immediately. The term of this bridge loan will be 18 months, Biogen Idec will pay the carrying costs on the loan.

Biogen Idec will provide a "3-2-1" mortgage buy-down for the purchase of a house in the greater San Diego area. This maximum mortgage amount financed would be capped at $1,200,000 and the maximum subsidy that Biogen Idec will pay is $50,000. The mortgage would need to be secured through Weichert Financial Services.

Biogen idec will pay for a two bedroom executive apartment in the San Diego area from October 1 until December 31, 2004. Biogen Idec will select the apartment alone with the assistance of Weichert Relocation Services.

Employment with Biogen Idec is contingent on the satisfactory completion of a drug test. Please see the attached documents for full information about our post-employment offer drug-testing program. You may also be required to complete a medical history review with our occupational health department. It will be scheduled after your first day of employment. Biogen Idec requires that all new employees be subject to a background check. This verification includes confirmation of employment history, educational and professional licensing credentials, a criminal records check and Social Security number search, along with any additional procedures that your job responsibilities at Biogen Idec may warrant. When you completed your online Application for Employment you authorized Biogen Idee to conduct this background check, if you have questions about the background check, please speak to your recruiter for details. Additionally, Biogen Idee requires all new employees to sign an employee proprietary information and inventions and dispute resolution agreement on the first day of employment.

The Federal Government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring the appropriate identification, including your Social Security card (far number verification purposes), with you on your first day of employment,

I encourage you to accept this offer of employment by July 31, 2004. Your first date of employment will be set by mutual agreement.

Please confirm your acceptance of this offer of employment by signing this letter. Please sign the enclosed drug screen authorization form and return both signed documents to Biogen idec in the enclosed self-addressed, stamped envelope. The other copy of this letter is for your records.

Best regards,


/s/ Bill Rohn
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Bill Rohn,
Chief Operating Officer

cc: Craig Greaves
    Craig Schneier
    Jim Mullen
    Bill Rastetter

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(BIOGEN IDEC LOGO)

Biogen Idec is an at-will employer. This means that just as you may resign your employment at any time for any reason, Biogen Idec may terminate your employment at any time at its sole discretion.

I am pleased to accept the offer of employment and acknowledge the contingencies of employment described above.

ACCEPTED:


/s/ Faheem Hasnain                      Oct. 4/2004
-------------------------------------   Start Date*
Faheem Hasnain

* Your start date is subject to Biogen Idec HR's receipt of negative results (i.e., no drugs found) from your drug test, if you have not received negative test result confirmation from Human Resources, please contact your Biogen Idec recruiter to confirm results prior to starting. Your start day must be a Monday. Please notify us ASAP of the Monday you can start and indicate this date on the signed offer letter you return.

ATTENTION: Please see the attached Important Information for New Employees